SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934
(Amendment No. 8)
ANHEUSER BUSCH COMPANIES, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
035229103
(CUSIP Number)
Check the following box if a fee is being paid with this
statement.
(A fee is not
required only if
the filing person:
(1) has a previous
statement on file
reporting
beneficial
ownership of more
than five percent
of the class of
securities
described in Item
1; and (2) has
filed no amendment
subsequent thereto
reporting
beneficial
ownership of five
percent or less of
such class). (See
Rule 13d-7).
The remainder of
this cover page
shall be filled
out for a
reporting person's
initial filing on
this form with
respect to the
subject class of
securities, and
for any subsequent
amendment
containing
information which
would alter the
disclosures
provided in a
prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
12446440
6
SHARED VOTING POWER
12289779
7
SOLE DISPOSITIVE POWER
5472287

8
SHARED DISPOSITIVE POWER
13333715
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25121850 10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.13
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
12446440
6
SHARED VOTING POWER
12289779
7
SOLE DISPOSITIVE POWER
5472287
8
SHARED DISPOSITIVE POWER
13333715
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25121850
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.13
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Kentucky, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
5
SOLE VOTING POWER
300
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
300
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1888060
6
SHARED VOTING POWER
526968
7
SOLE DISPOSITIVE POWER
1522003
8
SHARED DISPOSITIVE POWER
779600
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2586542
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .53
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank of Tennessee, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION U.S. National Banking
Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
8930
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
5930
8
SHARED DISPOSITIVE POWER
3000
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8930
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Texas Bancorporation, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1679547
6
SHARED VOTING POWER
10860
7
SOLE DISPOSITIVE POWER
241494
8
SHARED DISPOSITIVE POWER
126105
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1736694
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .35
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1679547
6
SHARED VOTING POWER
10860
7
SOLE DISPOSITIVE POWER
241494
8
SHARED DISPOSITIVE POWER
126105
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1736694
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .35
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
TradeStreet Investment Associates, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
124300
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
124300
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
124300
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .03
12
TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Boatmen's Trust Company
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
8869603
6
SHARED VOTING POWER
11751951
7
SOLE DISPOSITIVE POWER
3702860
8
SHARED DISPOSITIVE POWER
12425010
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
20789384 10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.24
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Anheuser Busch Companies, Inc.
Item 1(b) Address of Issuer's Principal Executive Offices:
One Busch Place
St. Louis, Missouri 63118-1852
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank of Kentucky, N.A.
(d) NationsBank, N.A.
(e) NationsBank of Tennessee, N.A.
(f) NationsBank Texas Bancorporation, Inc.
(g) NationsBank of Texas, N.A.
(h) TradeStreet Investment Associates, Inc.
(i) Boatmen's Trust Company
Item 2(b) Address of Principal Business Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
(b) 100 North Tryon Street, NationsBank Corporate Center, Charlotte,
North Carolina 28255
(c) 72 South Main Street, Hopkinsville, Kentucky 42240
(d) 110 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
(e) One NationsBank Plaza, Nashville, Tennessee 37219-1697
(f) 100 North Tryon Street, NationsBank Corporate Center, Charlotte,
North Carolina
28255
(g) 901 Main Street, Dallas, Texas 75202
(h) 101 South Tryon Street, 10th Floor, Charlotte, North Carolina 28255
(i) Boatmen's Tower, 100 North Broadway, St. Louis, Missouri 63102
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) U.S. National Banking Association
(d) U.S. National Banking Association
(e) U.S. National Banking Association
(f) Delaware corporation
(g) U.S. National Banking Association
(h) Maryland corporation
(i) Missouri corporation
Item 2(d) Title of Class of Securities:
Common Stock
Item 2
(e) CUSIP Number:
035229103
Item 3 If this statement is filed pursuant to Rules 13d-1
(b), or 13d-2(b), check whether the person filing is a:
(a)
Broker or Dealer registered under Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of the Act
(c)
Insurance Company as defined in Section 3(a)(19) of the Act
(d)
Investment Company registered under Section 8 of the
Investment Company Act
(e)
X
Investment Advisor registered under Section 203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund which is subject to the
provisions of the Employee Retirement Income Security Act of 1974 or
Endowment Fund; see Sub-section 240.13d-1 (b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance with Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section 240.13d-1(b)(1)(ii)(H)
The following entities are holding companies:
NationsBank Corporation
NB Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank of Kentucky, N.A.
NationsBank, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Texas, N.A.
Boatmen's Trust Company
The following entities are registered investment
advisors:
TradeStreet Investment Associates, Inc.
Item 4 Ownership:
With respect to the beneficial
ownership of the reporting
entity as of 2/28/98, see
Items 5 through 11, inclusive,
of the respective cover pages
of this Schedule 13G
applicable to such entity
which are incorporated herein
by reference.
Item 5 Ownership
of Five Percent or Less of a
Class:
If this statement is being
filed to report the fact that
as of the date hereof the
reporting person has ceased to
be the beneficial owner of
more than five percent of the
class of
securities, check the
following
Item 6 Ownership of
More Than Five Percent on
Behalf of Another Person:
To the extent that the
reported shares are held
in various fiduciary
accounts, dividends and
the proceeds of such
shares are payable to
other persons, including
such accounts, the
beneficiaries or settlors
thereof or a combination
of such persons. In
certain instances, other
persons
(including beneficiaries
and settlors) may be
deemed to have the
power to direct receipt of dividends or the proceeds of the
sale of shares reported herein. To the best of the
undersigned's knowledge and belief, no one other person has
such an economic interest relating to more than 5% of the
class of reported shares.
Item 7 Identification and
Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding
Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, NationsBank Corporation is filing this Schedule 13G as a parent holding company of the following:
a. NB Holdings Corporation, which is a holding company of
its subsidiaries,
NationsBank of Kentucky, N.A.
NationsBank, N.A.
Boatmen's Trust Company
NationsBank of Tennessee, N.A.
classifiable under Item 3(b) as Banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
b. NB Holdings Corporation, which is a holding company of its subsidiary, NationsBank Texas Bancorporation, Inc., which is a holding company of its subsidiary, NationsBank of Texas, N.A., classifiable under Item 3(b) as a
Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
c. NB Holdings Corporation, which is a holding company of its subsidiary, NationsBank, N.A., which is a holding company of its subsidiary, TradeStreet Investment Associates, Inc., a registered investment advisor under the Investment Advisors Act of 1940.
Item 8 Identification and Classification of Members of the Group:
Except for the relationships referred to in Item 7 hereof, the reporting entities do not affirm the existence of a group. This Form is filed on behalf of each of the entities listed in Item 2 (a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
Signature
After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK OF KENTUCKY, N.A.
NATIONSBANK, N.A.
NATIONSBANK OF TENNESSEE, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
TRADESTREET INVESTMENT ASSOCIATES, INC.
BOATMEN'S TRUST COMPANY
Date:
March 6, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President